UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.)

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Farmers & Merchants Bancorp

(Name of Registrant as Specified in its Charter)

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FARMERS & MERCHANTS BANCORP
111 West Pine Street, Lodi, CA 95240

April 19, 2012

Dear Stockholder:

The annual meeting of stockholders of Farmers & Merchants Bancorp (the “Company”) will be held this year in the Ole Mettler Grape Pavilion at the Lodi Grape Festival, 413 E. Lockeford Street, Lodi, CA, on Monday, May 21, 2012, at 4:00 p.m.  We look forward to your attendance.

The enclosed proxy statement describes the business to be conducted at the annual meeting.

A copy of the Company’s 2011 Annual Report to Stockholders is also enclosed.

We hope you will be able to attend the annual meeting in person.  We would also like to invite you to be our guest for dinner immediately following the meeting.  Please note that the annual meeting is only open to stockholders. Space will be limited and we cannot accommodate other guests.  We thank you in advance for your understanding on this issue.

The Directors and senior management greatly appreciate the interest expressed by our stockholders.  Whether or not you plan to attend the annual meeting, it is important that you are represented and that your shares are voted.  Accordingly, after reviewing the enclosed proxy statement, we ask you to complete, sign and date the enclosed proxy and return it as soon as possible in the postage-paid envelope that has been provided for your convenience.

Sincerely,

/s/ Kent A. Steinwert

Kent A. Steinwert
Chairman, President and Chief Executive Officer

Enclosures

FARMERS & MERCHANTS BANCORP
111 West Pine Street, Lodi, CA 95240

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 21, 2012

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2012 annual meeting of stockholders of Farmers & Merchants Bancorp (the “Company”) will be held this year in the Ole Mettler Grape Pavilion at the Lodi Grape Festival, 413 E. Lockeford Street, Lodi, CA, on Monday, May 21, 2012, at 4:00 p.m. to:

1.	Vote to elect the following seven (7) Directors:

Stewart C. Adams, Jr.	Carl A. Wishek, Jr.	Bruce A. Mettler
Kevin Sanguinetti	Kent A. Steinwert
Edward Corum, Jr.	Calvin (Kelly) Suess

2.	Vote to amend the Certificate of Incorporation to reduce the number of authorized shares of common stock from 20,000,000 to 7,500,000.

3.	Act upon such other matters as may properly come before such annual meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on April 4, 2012 as the record date for determining the holders of the common stock of the Company entitled to notice of, and to vote at, the annual meeting and any adjournments thereof.

You are encouraged to attend the annual meeting. If you are a beneficial owner of common stock held by a broker, bank or other nominee, you will need proof of ownership to be admitted to the meeting.  A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership.

 Please complete, sign and date, as promptly as possible, the enclosed proxy and immediately return it in the envelope provided for your use.  This is important whether or not you plan to attend the annual meeting in person.  The giving of such proxy will not affect your right to revoke such proxy or to vote in person, should you attend the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Stephen W. Haley

Stephen W. Haley
Secretary

Dated: April 19, 2012

YOUR VOTE IS IMPORTANT. TO INSURE YOUR VOTE IS REPRESENTED, YOU ARE URGED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY.

PROXY STATEMENT
FARMERS & MERCHANTS BANCORP
111 West Pine Street, Lodi, CA 95240

I -       INTRODUCTION

This proxy statement is furnished to the stockholders of Farmers & Merchants Bancorp (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company to be used in voting at the annual meeting of stockholders to be held on May 21, 2012 in the Ole Mettler Pavilion at the Lodi Grape Festival, 413 E. Lockeford Street, Lodi, CA at 4:00 p.m., and at any adjournment or postponement thereof.  All expenses incidental to the preparation and mailing, or otherwise making available to all stockholders of the notice, proxy statement and form of proxy will be paid by the Company.  This proxy statement and the enclosed proxy are being mailed to the Company’s stockholders on or about April 19, 2012.

For information on how to vote your shares, see the instructions included on the enclosed proxy card and under “Information About Voting and the Annual Meeting.”

II -     INFORMATION ABOUT VOTING AND THE ANNUAL MEETING

Voting Rights and Vote Required

Only stockholders of record at the close of business on April 4, 2012 (the “record date”), will be entitled to vote in person at the meeting or by proxy.  On the record date, there were 778,939 shares of common stock outstanding and entitled to vote.

Holders of common stock of the Company are entitled to one vote for each share held.

However, with respect to the election of Directors, each stockholder may be eligible to exercise cumulative voting rights and may be entitled to as many votes as shall equal the number of shares of common stock held by such stockholder multiplied by the number of Directors to be elected, and such stockholder may cast all of such votes for a single nominee or may distribute them among two or more nominees.  For example, if you own 10 shares of common stock of the Company and 7 Directors are being elected, you have 70 votes – you can cast all of them for one nominee, or two or more nominees if you so choose. No stockholder shall be entitled to cumulate votes (i.e., cast for any one or more nominees a number of votes greater than the number of shares of common stock of the Company held by such stockholder) unless the name(s) of the nominee(s) has (have) been placed in nomination prior to the commencement of the voting in accordance with Article III, Section 3.4 of the Company’s by-laws and, in accordance with Article II, Section 2.9 of the Company’s by-laws, a stockholder has given at least two days written notice to the Secretary of the Company of an intention to cumulate votes prior to the vote.  Since the Company’s Annual Meeting of Stockholders is expected to be held on May 21, 2012, any stockholder nomination for election to the Board of Directors for the 2012 Annual Meeting of Stockholders, to be timely, would need to have been received by the Company not later than April 21, 2012 and not earlier than March 22, 2012.  As of the printing of this proxy statement, no stockholder has given such notice. Discretionary authority to cumulate votes in the event of such a nomination is solicited in this proxy statement.

In the election of Directors, the 7 nominees receiving the highest number of votes will be elected.  Approval of the amendment to the Certificate of Incorporation to reduce the number of authorized shares of common stock will require the affirmative vote of a majority of the outstanding shares as of the record date.  Approval of any other matters which properly come before the meeting, if any, will require the affirmative vote of a majority of the shares represented and voting at the meeting provided the quorum requirements of Article II, Section 2.7 of the by-laws are met (see “Voting of Proxies”).  Abstentions will not count as votes in favor of the election of Directors or any other proposals.

Voting of Proxies

The shares represented by all properly executed proxies received in time for the meeting will be voted in accordance with the stockholders’ choices specified therein; provided, however, that where no choices have been specified, the shares will be voted: (1) “FOR” the election of the 7 nominees for Director recommended by the Board of Directors; (2) “FOR” the amendment to the Certificate of Incorporation; and (3) voted at the discretion of the proxy holders on such other matters, if any, which may properly come before the meeting (including any proposal to adjourn the meeting).

A stockholder using the enclosed proxy may revoke the authority conferred by the proxy at any time before it is exercised (i.e., before the vote pursuant to that proxy) by delivering written notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company, or by appearing and voting by ballot in person at the meeting.

A majority of the shares entitled to vote represented either in person or by properly executed proxies, will constitute a quorum at the meeting.  Abstentions and broker “non-votes” are each included in the determination of the number of shares present and voting for purposes of determining the presence of a quorum.  A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Abstentions will be included in tabulations of the votes cast on proposals presented to the stockholders and therefore will have the effect of a negative vote.  Broker “non-votes” will not be counted for purposes of determining the number of votes cast for a proposal.

Notice Regarding Electronic Access of Stockholder Meeting Documents

Farmers & Merchants Bancorp is now offering electronic access in lieu of mail delivery of our annual report and proxy statement at http://www.cfpproxy.com/4723  where the 2011 Annual Report and 2012 Proxy Statement are available.  Should you want to discontinue receiving a paper copy of our Annual Report and Proxy Statement, please mark the box on the Proxy Card that states “Mark here to enroll in our Electronic Access Program.”  You may rescind electronic access at any time by contacting the Company at the number below.

If you make this election on the enclosed proxy card, shortly before each annual meeting you will receive a proxy card, along with voting instructions and the web address where you can access that year’s annual report and proxy statement.

If you have any questions regarding electronic access, please call Sue Clark, AVP – Stockholder Relations, at (209) 367-2348.

Security Ownership of Certain Beneficial Owners and Management

To the knowledge of the Company, as of the record date, no person or entity was the beneficial owner of more than five percent (5%) of the outstanding shares of the Company’s common stock except as set forth in the following tables.  For the purpose of this disclosure and the disclosure of ownership shares by management, shares are considered to be “beneficially” owned if the person has or shares the power to vote or direct the voting of the shares, the power to dispose of or direct the disposition of the shares, or the right to acquire beneficial ownership (as so defined) within 60 days of the record date.

Title of Class	Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class

Common Stock	Sheila M. Wishek	42,291	5.43%
	111 West Pine Street
	Lodi, CA, 95240

Common Stock	Joan Rider	42,653	5.48%
	111 West Pine Street
	Lodi, CA, 95240
________________________________________________

(1)	Mail should be sent to these individuals at the Company’s address marked “c/o Stockholder Relations.”
(2)	Shares are beneficially owned, directly and indirectly, together with spouses, and unless otherwise indicated, holders share voting power with their spouses. None of the shares are pledged.

A complete list of stockholders entitled to vote will be available for inspection by stockholders of record at the office of the Secretary of the Company at 111 West Pine Street, Lodi, CA for the ten days prior to the meeting.

The following table shows the number of common shares and the percentage of the total shares of common stock of the Company beneficially owned by each of the current Directors, by each of the nominees for election to the office of Director, by the Named Executive Officers (defined as the CEO, CFO and three other most highly compensated executive officers) and by all Directors and Named Executive Officers of the Company and of the Bank as a group as of the record date.

Name and Address of Beneficial Owner (1)	Amount of Common Stock Owned and Nature of Beneficial Ownership (2)	Percent of Class
Stewart C. Adams, Jr.	1,105	*
Edward Corum, Jr.	608	*
Richard S. Erichson	779	*
Stephen W. Haley	300	*
Deborah E. Hodkin	217	*
Bruce A. Mettler	41,601	5.34%
Kevin Sanguinetti	6,840	*
Kenneth W. Smith	215	*
Kent A. Steinwert	3,171	*
Calvin (Kelly) Suess	2,115	*
Carl A. Wishek, Jr.	37,702	4.84%

All Directors, Nominees and Named Executive Officers as a group (11 persons)	94,653	12.15%
_______________________________________________________________________

*             Indicates less than 1%.
(1)	Mail should be sent to these individuals at the Company’s address marked “c/o Stockholder Relations.”
(2)	Shares are beneficially owned, directly and indirectly, together with spouses, and, unless otherwise indicated, holders share voting power with their spouses. None of the shares are pledged.

III -           ITEMS TO BE VOTED ON

Proposal #1 – Election of Directors

The Board of Directors recommends a vote for each of the nominees listed below.

At this year’s annual meeting, it will be proposed to elect seven (7) Directors of the Company, each to hold office until the next annual meeting and until their successors shall be elected and qualified.  It is the intention of the proxy holders named in the enclosed proxy to vote such proxies (except those containing contrary instructions) for the seven (7) nominees named below.

The following table sets forth the names of each of the nominees for election as a Director, their age, their principal occupation for the past five years and the period during which they have served as a Director of the Company (or the Bank).

Name	Age	Principal Occupation During Past Five Years	Director Since
Stewart C. Adams, Jr.	74	Attorney	1997
Edward Corum, Jr.	60	Managing General Partner, Corum Real Estate	2003
Bruce A. Mettler	67	Vineyardist	2010
Kevin Sanguinetti	54	Retired President, 1st American Title Company - Stockton	2001
Kent A. Steinwert	59	Chairman, President & C.E.O. of the Company and Bank	1998
Calvin (Kelly) Suess	76	General Manager, Specialty Commodities Inc.	1990
Carl A. Wishek, Jr.	73	Assistant Vice President of the Bank	1988

         THE BOARD OF DIRECTORS RECOMMENDS A

         VOTE FOR THE NOMINEES

          LISTED ABOVE.

Directors are nominated based upon their business experience, knowledge of the Company’s key markets and business segments, community involvement and commitment to serving the interests of all stockholders:

Mr. Adams has served as a director for fourteen years, lives and is actively involved in the Lodi market area, and provides legal expertise to the Board.

Mr. Corum has served as a director for eight years, lives and is actively involved in the Sacramento market area, and provides real estate and financial expertise to the Board.

Mr. Mettler joined the Board in 2010, lives and is actively involved in the Lodi market area, and provides agricultural production and processing expertise to the Board.

Mr. Sanguinetti has served as a director for ten years, lives and is actively involved in the Stockton market area, and provides real estate and financial expertise to the Board.

Mr. Steinwert has served as a director for thirteen years, and has thirty-seven years of business, agriculture, real estate and consumer banking experience.

Mr. Suess has served as a director for twenty-one years, lives and is actively involved in the Lodi market area, and provides agricultural production and processing expertise to the Board.

Mr. Wishek has served as a director for twenty-three years, lives and is actively involved in the Lodi market area, and provides investment management and community relations expertise to the Board.

With the exception of Messrs. Steinwert and Wishek who are employees of the Company, all nominees are considered to be “independent” as such term is defined by Rule 5605(a)(2) of the Nasdaq’s current listing rules.

None of the Directors of the Company were selected pursuant to arrangements or understandings other than with the Directors and stockholders of the Company acting within their capacity as such.  There are no family relationships among the Directors and executive officers of the Company, and none of the Directors serves as a Director of any company which has a class of securities registered under, or subject to periodic reporting requirements of, the Securities Exchange Act of 1934, as amended, or any company registered as an investment company under the Investment Company Act of 1940.

While the Nominating Committee of the Board of Directors does not have a written policy regarding diversity in identifying new director candidates, the Committee takes diversity into account in looking for the best available candidates to serve on the Board of Directors. The Committee looks to establish diversity on the Board through a number of demographics, experiences, including operational experience, skills, and viewpoints, all with a view to identify candidates that can assist the Board with its decision making. The Committee believes that the current Board of Directors reflects diversity on a number of these factors.

The Board does not anticipate that any of the nominees will be unable to serve as a Director of the Company, but if that should occur before the meeting, the Board of Directors reserve the right to substitute as nominee another person of their choice in the place and stead of any nominee unable so to serve.  Proxy holders would vote to approve the election of such substitute nominee.  The proxy holders reserve the right to cumulate votes for the election of Directors and cast all of such votes for any one or more of the nominees, to the exclusion of the others, and in such order of preference as the proxy holders may determine in their discretion, based upon the recommendation of the Board of Directors.

Proposal  #2 – Amendment of Certificate of Incorporation to Reduce the Number of Authorized Shares of Common Stock from 20,000,000 to 7,500,000

The Board has determined that it is advisable to reduce our authorized shares of common stock from 20,000,000 to 7,500,000, and has voted to recommend that the stockholders adopt an amendment to our Certificate of Incorporation effecting the proposed decrease.

Article VI of the Company’s Certificate of Incorporation presently authorizes the Company to issue up to twenty-one million (21,000,000) shares of all classes of capital stock, of which twenty million (20,000,000) can be common stock and one million (1,000,000) can be preferred stock. Proposal 2 seeks to amend Paragraph 1 of Article VI of the Company’s Certificate of Incorporation to read as follows:

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is eight million five hundred thousand (8,500,000).  This Corporation is authorized to issue two classes of shares to be designated respectively Common Stock (“Common Stock”) and Preferred Stock (“Preferred Stock”).  The total number of shares of Common Stock this Corporation shall have authority to issue is seven million five hundred thousand (7,500,000).  The total number of shares of Preferred Stock this Corporation shall have authority to issue is one million (1,000,000).  The Common Stock shall have a par value of $0.01 per share and the Preferred Stock shall have no stated par value.

As of the record date, 778,939 shares of common stock were outstanding and no shares of preferred stock.

In 2007, the stockholders were asked to vote on an increase in the number of authorized shares of common stock in order to afford the Board of Directors with greater flexibility to: (i) raise additional capital to support the growth of the Company’s business; (ii) engage in the acquisition of other banks or companies; or (iii) effectuate a stock split with respect to the outstanding shares of common stock.

However, the business environment has changed significantly since 2007, and with: (i) the Company’s strong current capital position; and (ii) the recent softness in the economy and the overall decline in acquisition activity, these business reasons are no longer as important.  We believe that having 7,500,000 authorized shares of common stock will give us sufficient flexibility for corporate purposes.

Moreover, such reduction will save costs.  The State of Delaware imposes a franchise tax on corporations that, like us, are incorporated under the laws of Delaware.  Such franchise tax is calculated using a corporation’s authorized shares of common stock as part of the calculations.  As such, the amount of this tax will be decreased if we reduce the number of authorized shares of common stock.  While the excess amount of such cost savings will depend on a number of factors, and could change year to year, we expect the amount of tax savings to be approximately $100,000 per year.  This reduction is part of an ongoing effort to control operating expense.

Approval of Proposal 2 will require the affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company. If approved, this amendment will become effective upon the filing of a certificate of amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware, which we would do promptly after the annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE FOR PROPOSAL 2.

IV –  BOARD MATTERS

Code of Ethics

The Company has adopted a Code of Conduct which complies with the Code of Ethics requirements of the Securities and Exchange Commission.  A copy of the Code of Conduct is posted on the Company’s website at http://www.fmbonline.com.  The Company intends to disclose promptly any amendment to, or waiver from any provision of, the Code of Conduct applicable to executive officers and Directors, on its website.

Director Independence

The Company uses Rule 5605(a)(2) of the Nasdaq’s current listing rules to determine whether a Director is independent.  With the exception of Messrs. Steinwert and Wishek who are employees of the Company, all nominees are considered to be “independent.”

Board of Directors Meetings

The Company’s principal asset is its wholly-owned subsidiary, Farmers & Merchants Bank of Central California (the “Bank”).  The Directors of the Company are also Directors of the Bank.  During the calendar year ending December 31, 2011, the Board of Directors of the Company met thirteen (13) times and the Board of Directors of the Bank met thirteen (13) times.  Beginning in January 2011 the Bank’s Board changed its meeting frequency from twice per month to once per month.  Each incumbent Director attended more than 75% of the meetings of the Board of Directors and the committees to which they were named.  The Company expects Directors to attend the annual meeting of stockholders and all Directors attended the annual meeting of stockholders in 2011.

Roles and Responsibilities of the Board of Directors

The Directors of the Company are also Directors of the Bank.  As such, Bank Committees supervise and review the activities of the Bank, which in turn report to the Company’s Board of Directors.

Leadership Structure

Until his retirement in March 2010, Mr. Ole Mettler had served as the Chairman of the Board for 37 years, and had been an employee of the Bank for 50 years.  Upon Mr. Mettler’s retirement, the Board of Directors determined that the Chairmanship needed to continue to reside with the Director who was most familiar with the banking industry, and who would be most capable of setting strategic direction and integrating that direction with the Company’s day-to-day business development and risk management activities.  Accordingly, Mr. Steinwert was unanimously elected to the position of Chairman in addition to his role since 1997 as President and Chief Executive Officer of the Company. As of this date, the Board of Directors has not formally designated a lead independent director.

The Board believes that the combination of these positions does not compromise the important “check-and-balance” role that independent Directors play in the oversight of the Company since Mr. Steinwert is not a voting member of the Audit or Personnel Committees of the Board, and therefore key Board decisions and oversight regarding: (1) accounting, financial reporting, and overall risk management; and (2) executive compensation; are made only by “independent” Directors.

Role in Risk Management

The Board of Directors’ involvement in risk management centers around the following key roles and responsibilities:

1.	The Board approves the annual strategic plan and financial budget, and receives monthly reporting of financial and non-financial performance relative to plan.

2.
The Asset and Liability Management Committee is a joint committee of management and the Board.  As a result, “independent” Directors are actively involved in interest rate, liquidity and investment risk management processes.

3.
The Loan Committee is a joint committee of management and the Board.  The Committee meets weekly to approve all new and renewed loans over $2 million, and evaluate overall portfolio performance and risk.  As a result, at least one “independent” Director is actively involved in the credit risk management process.

More detail on all Board committees, including the composition and roles and responsibilities of each follows.

Committees of the Board

Audit Committee

The Audit Committee of the Company and the Bank oversees the activities of the internal and independent auditors of the Company and the Bank with the aim of ensuring compliance with applicable laws. The Committee’s charter was included as Exhibit A to the 2010 proxy statement.    The Audit Committee reports to the Boards of Directors of the Bank and the Company, as appropriate.  The Audit Committee reviews the reports of audits and examinations of the Bank and the Company made by the independent auditors, internal auditors, credit examiners, and regulatory agencies and reports the results to the Boards of Directors of the Bank and the Company.  The Committee met sixteen (16) times in 2011 and is comprised of the following members: Messrs. Sanguinetti (Chairman), Corum and Adams.   Each of the Directors serving on the Audit Committee has been determined by the Board of Directors to be “independent” as such term is defined by Rule 5605(a)(2) of the Nasdaq’s current listing rules and in SEC rules relating to audit committees.  Mr. Sanguinetti has been determined by the Board of Directors to be a “financial expert”.

Asset and Liability Management Committee

The Asset and Liability Management Committee of the Company and the Bank is responsible for the formulation, revision and administration of the Bank’s policies relating to interest rate, liquidity and investment risk management.  The Asset and Liability Committee is a joint committee of management and Directors.  The following Directors are voting members: Messrs. Wishek, Adams, Mettler, Suess and Steinwert.  The Committee met four (4) times in 2011.

Loan Committee

The Loan Committee of the Company and the Bank is responsible for the formulation, revision and administration of the Bank’s policy relating to credit and loan risk management.  The Loan Committee meets weekly and is responsible for approving all new and renewed loans between $2 million and $10 million (over $10 million requires full Board approval and all loans between $5 million and $10 million go through post-approval review by the full Board) and reviewing all loans over $500,000.  The Loan Committee is a joint committee of management and Directors.  Mr. Corum serves as a voting member of the Committee, and Mr. Steinwert as an alternate.  Mr. Steinwert did not vote in 2011. The Committee met fifty-two (52) times in 2011.

Budget and Finance Committee

The Budget and Finance Committee of the Company and the Bank reviews and examines Bank and Company expenses on a quarterly basis comparing the results with: (1) the established annual budget, the previous quarter and prior year; and (2) selected peer banks and the community banking industry as a whole; and proposes recommendations to management regarding improving financial performance.  The Committee met four (4) times in 2011 and is comprised of the following voting members: Messrs. Wishek, Mettler, Suess and Sanguinetti.

CRA Committee (Community Reinvestment Act)

The CRA Committee of the Company and the Bank monitors the Bank’s efforts and responsibilities to comply with the Community Reinvestment Act.  The CRA Committee makes recommendations to the Board of Directors to assure the Bank is meeting the credit, investment and service needs of the communities it serves.  The Committee met twelve (12) times in 2011 and is comprised of the following voting members: Messrs. Suess (Chairman), Mettler and Wishek.

Nominating Committee

The Nominating Committee of the Company and the Bank identifies candidates to serve as Directors of the Bank and the Company in the event of future Board openings.  The Committee’s charter was included as Exhibit C to the 2010 proxy statement.  The Committee is comprised of the following voting members: Messrs. Steinwert (Chairman), Adams, Corum and Suess.  The Committee did not meet in 2011.  Messrs. Corum, Adams and Suess have been determined by the Board of Directors to be “independent” as such term is defined by Rule 5605(a)(2) of the Nasdaq’s current listing rules.

Personnel Committee

The Personnel Committee of the Company and the Bank: (1) reviews the Company’s overall compensation strategies and practices; (2) reviews the employment contracts of all executive officers; (3) annually establishes executive compensation levels and performance evaluation measures for the Chief Executive Officer and Directors; and (4) reviews the executive compensation levels and performance evaluation measures for the other executive officers of the Company. The Committee’s charter was included as Exhibit B to the 2010 proxy statement.

The Company’s management: (1) provides information, analysis and recommendations for the Personnel Committee; and (2) manages the ongoing operations of the compensation program.

In fulfilling their duties, the Personnel Committee periodically evaluates information obtained from independent sources regarding peer banking institutions in California and in similar markets nationally.

The Personnel Committee is comprised of the following voting members: Messrs. Adams (Chairman), Corum and Sanguinetti.  The Committee met eleven (11) times in 2011.  Each of the Directors serving on the Personnel Committee has been determined by the Board of Directors to be “independent” as such term is defined by Rule 5605(a)(2) of the Nasdaq’s current listing rules.

Certain Relationships and Related Person Transactions

Certain Directors and Named Executive Officers of the Bank and the Company and corporations and other organizations associated with them and members of their immediate families were customers of and engaged in banking transactions, including loans, with the Bank in the ordinary course of business in 2011.  Such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with borrowers not related to the Company or Bank.  These loans did not involve more than the normal risk of collection or have other unfavorable features. All Director and Named Executive Officer loans must be approved by the Board of Directors. With the exception of the previous banking transactions, the Company had no Related Person Transactions as defined by Item 407(a) of Regulation S-K with its Directors or Named Executive Officers.

Indemnification

The Company’s Certificate of Incorporation and By-Laws provide for indemnification of officers, Directors, employees and agents to the fullest extent permitted by Delaware law.  Delaware law generally provides for the payment of expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement reasonably incurred by the indemnitees provided such person acted in good faith and in a manner he or she reasonably believed not to be opposed to the best interests of the corporation and with respect to any criminal action or proceeding if he or she had no reasonable cause to believe his or her conduct was unlawful.  However, in derivative suits, if the suit is lost, no indemnification is permitted in respect of any claim as to which the prospective indemnitee is adjudged to be liable for misconduct in the performance of his or her duty to the Company and then only if, and only to the extent that, a court of competent jurisdiction determines the prospective indemnitee is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.  Finally, no indemnification may be provided in any action or suit in which the only liability asserted against a Director is pursuant to a statutory provision proscribing the making of loans, dividends, and distribution of assets under certain circumstances.

The provisions regarding indemnification may not be applicable under certain federal banking and securities laws and regulations.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s Executive Officers and Directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission.  Executive Officers, Directors and greater than ten percent stockholders are required by regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.  Based solely on the Company’s review of the copies of such forms it has received, the Company believes that all of its Executive Officers and Directors complied with all filing requirements applicable to them with respect to transactions during 2011.  The Company has no stockholders that own greater than 10% of the Company’s outstanding common stock.

Communications with Board of Directors

Any person, including any stockholder, desiring to communicate with, or make any concerns known to, the Company, directors generally, non-management Directors or an individual Director only may do so by submitting them in writing to Stephen W. Haley, Secretary of Farmers & Merchants Bancorp, 111 W. Pine Street, Lodi, CA 95240.  All correspondence must include information to identify the person submitting the communication or concern, including name, address, telephone number and e-mail address (if applicable) together with information indicating the relationship of such person to the Company.  The Secretary is responsible for maintaining a record of any such communications or concerns and submitting them to the appropriate addressee(s) for potential action or response.  The Company may institute appropriate procedures to establish the authenticity of any communication or concern before forwarding.  The Company is not obligated to investigate any anonymous submissions.

V –           DIRECTOR AND EXECUTIVE COMPENSATION

Director Compensation Discussion and Analysis

Directors who are employees of the Company or Bank (Kent Steinwert and Carl Wishek) do not receive additional compensation for their services as Directors.

A Director who is not an employee of the Company or Bank receives a $2,800 fee for each monthly Bank Board Meeting attended (no additional fees are paid for Company Board meetings), and a $700 fee for each Committee Meeting attended (Committee Chairmen receive $900 with the exception of the Audit Committee Chairman who receives $1,100).  In addition, each Director is eligible to receive an annual bonus and participate in the Equity Component of the Executive Retirement Plan (see “Executive Compensation Discussion and Analysis – Qualified and Non-Qualified Retirement Programs”).

Directors may elect to defer receipt of some or all Directors’ fees under the Company’s Deferred Compensation Plan.  Directors who are not employees of the Company or Bank are compensated up to $538 per month to cover a portion of the cost of outside medical insurance.  Directors who are not employees of the Company or Bank do not participate in any retirement or medical plans.  The summary compensation earned by each Director (other than Mr. Steinwert who is a Named Executive Officer) during 2011 is disclosed in the “Director Compensation Table” on the following page.

Executive Compensation Discussion and Analysis

Roles and Responsibilities

The Board of Directors of the Company, operating through its Personnel Committee: (1) reviews the Company’s overall compensation strategies and practices; (2) reviews the employment contracts of all Named Executive Officers (defined as the CEO, CFO and three other most highly compensated executive officers); (3) annually establishes executive compensation levels and performance evaluation measures for the Chief Executive Officer; and (4) reviews the executive compensation levels and performance evaluation measures for the other Named Executive Officers of the Company.

The role of the Company’s management is to: (1) provide information, analysis and recommendations for the Personnel Committee’s consideration; and (2) manage the ongoing operations of the compensation program.

In fulfilling their duties, the Personnel Committee periodically evaluates information obtained from independent sources regarding peer banking institutions in California and in similar markets nationally.

Executive Compensation Strategy and Programs

The objective of the Company’s compensation strategy is to attract and retain talented individuals who can implement the Company’s strategic plan and maximize long-term stockholder value.

In order to achieve these objectives, the Board has structured a compensation program that includes three major components: (1) annual base salary; (2) annual performance-based bonus; and (3) qualified and non-qualified retirement plans.

2011 DIRECTOR COMPENSATION TABLE

Name	(1) Fees Earned or Paid in Cash ($)	(2) Stock Awards ($)	(2) Option Awards ($)	(5) Non-Equity Incentive Plan Compensation ($)	(3) Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	(4) All Other Compensation ($)	Total ($)

Kent A. Steinwert	$-	$-	$-	$-	$-	$-	$-

Stuart C. Adams, Jr.	$59,600	$-	$-	$38,500	$-	$45,820	$143,920

Edward Corum, Jr.	$97,800	$-	$-	$38,500	$-	$46,460	$182,760

Bruce A. Mettler	$45,500	$-	$-	$38,500	$-	$40,000	$124,000

Kevin Sanguinetti	$63,400	$-	$-	$38,500	$-	$46,460	$148,360

Calvin (Kelly) Suess	$54,300	$-	$-	$38,500	$-	$45,820	$138,620

Carl A. Wishek, Jr.	$-	$-	$-	$38,500	$-	$100,257	$138,757

(1)  Messrs. Kent Steinwert and Carl Wishek were employees of the Company in 2011 and received no additional compensation for their services as Directors. Mr. Kent Steinwert is a Named Executive Officer and his compensation is listed in the Summary Compensation Table. The salary paid Carl Wishek is included in All Other Compensation. Directors who are not employees receive a $2,800 monthly Board Meeting Fee and $700 Committee Meeting Fees (Committee Chairs receive $900, with the exception of the Audit Committee Chair who receives $1,100).

(2)  The Company has no stock based award programs.

(3)  The Company has no Defined Benefit Pension Program. All earnings on Nonqualified Deferred Compensation Plan balances are assumed to be at market rates (see Footnote 4 in the Non-Qualified Deferred Compensation Table).

(4)  All Directors received a $40,000 bonus in 2011. Non-employee Directors are compensated up to $538 per month towards the cost of outside medical insurance. As an employee, an $8,249 Profit Sharing Plan contribution was made for Mr. Carl Wishek.

(5)  Contributions to the Executive Retirement Plan - Equity Component. See Plan description in Executive Compensation Discussion and Analysis - Qualified and Non-Qualified Retirement Programs.

Say On Pay Votes

In accordance with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, in the 2011 proxy statement the Company asked stockholders to provide advisory (non-binding) approval of executive compensation as described in the “Executive Compensation Discussion and Analysis” section of the 2011 proxy statement.  The results of the election were that 93% of stockholders voting approved the Company’s current executive compensation.

The Company also asked for stockholder input with regard to the frequency of future stockholder advisory votes on the Company’s executive compensation programs. The results of the election were that 81% of stockholders voting approved three years as the frequency of future stockholder advisory votes.

Based on the preceding stockholder advisory votes the Board of Directors has determined that: (1) no material changes were required to current compensation strategies and programs; and (2) the Company will include a “Stockholder Vote on Executive Compensation” in the Proxy Statement every three years.

Performance Evaluation Measures

In evaluating the performance of each Named Executive Officer, the Personnel Committee considers a combination of objective and subjective factors, including the following:

1.
the Company’s annual financial performance (relative to both the current year’s budget and the overall performance of a select group of peer community banks as well as the community bank industry as a whole) as measured by Return on Assets; Return on Equity; Efficiency Ratios; and Net Income performance;

2.	progress towards achieving the Company’s five year strategic plan;

3.	results of the Company’s and Bank’s regulatory examinations; and

4.	current economic and industry conditions.

These performance measurement factors are evaluated at least annually.  Both the annual budget and strategic plan are approved in advance by the Board of Directors and reevaluated during the year.  The Board periodically evaluates information obtained from independent sources regarding peer banking institutions in California and in similar markets nationally, and makes recommendations regarding changes to compensation programs.

Impact of Compensation Practices on the Company’s Risk Profile

The Company is a “traditional” community bank that generates the majority of its income from the margin generated between taking customer deposits and making customer loans.  Furthermore, credit risk is centrally controlled as reflected by: (1) no loan approval authority resides in the branches, therefore, all loans must be approved by Credit Administration personnel, and none of Credit Administration’s compensation is tied to loan volume or production; and (2) the Loan Committee, which includes outside Directors, must approve all loans over $2 million.

We do not have non-traditional fee-based or proprietary trading financial business units that could materially increase this risk profile.  Nor do we have any business units where employees generate any substantial amount of their total compensation based upon generating large volumes of activity or taking significant risks.

In order to ensure that the Company’s compensation strategies and programs do not result in inappropriate risk taking on the part of executive management, the Board has determined that:

1.
Annual Performance Based Bonuses must include consideration of the results of the Company’s and Bank’s regulatory examinations by the FRB, FDIC and California Department of Financial Institutions, all of which involve a review of the Company’s and Bank’s risk management practices and resulting risk profile.

2.
All parts of the Company’s non-qualified retirement programs are structured such that the benefits cannot be withdrawn by the participant, or paid out by the Company, until the participant retires.  This results in a significant portion of each executive’s compensation remaining at risk during their employment, so as to encourage adopting a long-term perspective and conservative risk management practices.  This is in contrast to most stock option plans where once the options vest they can be exercised and the stock sold, allowing participants to realize cash compensation based upon shorter-term financial results.

As a result, the Board has determined that the Company’s compensation practices are not likely to have a material adverse impact on the Company’s risk profile.

Annual Compensation Program

Base Salary and Annual Performance-Based Bonus

Each Named Executive Officer receives a monthly base salary and is eligible for an annual performance-based bonus.  Given that at the present time the Company does not offer stock options or restricted stock compensation, in order to be competitive, total levels of Annual Compensation for each Named Executive Officer are targeted at the very top range of peer banking institutions (assuming performance objectives are met).

Salaries are determined largely based upon comparative industry data for: (1) positions of similar responsibility in similar banking institutions in California; and (2) individuals with similar experience and expertise.  Merit salary adjustments are evaluated periodically based on Company and individual performance.  Goals and objectives are established annually for each officer with performance evaluated at least annually.

Annual bonus compensation is paid according to the Company’s Senior Management Incentive Compensation Plan.  Bonus compensation is awarded based primarily on actual results against budgeted goals for the particular year including performance ratios and net income.  Broad award guidelines are established annually for each level of Senior Management (0-200% of base salary for the CEO and 0-100% of base salary for Executive Vice Presidents). The Board reserves some discretion with regard to these guidelines when: (1) the Company’s profit performance exceeds budget; (2) the Company’s profit performance exceeds other peer banking institutions in California; and/or (3) an individual’s performance in a given year was beyond expectation.

It is important to understand that the Company’s annual compensation program is not formula driven and relies substantially on subjective analysis.  Senior Management is assigned specific performance goals and objectives on a yearly basis but these individual goals and objectives are not tied to specific targeted compensation levels.  Performance evaluation measures are not prioritized or otherwise assigned a specific weighting.  Indeed, some of the measures, such as results of regulatory examinations and local economic conditions, do not lend themselves to a weighted or formula approach.

Although the Board has established broad bonus payout guidelines, the Board has purposely avoided establishing either: (1) hard targets for any performance factors; or (2) a weighting or formula as to how much each performance factor will contribute to the ultimate annual bonus for each named executive officer. This philosophy has evolved based upon the Board’s belief that all banks operate in volatile financial markets amidst external conditions that Senior Management has little or no control over.  Accordingly, before making annual bonus or other compensation decisions, it is important for the Board to evaluate and weight all key performance factors in the context of the current financial services environment and how Senior Management’s current year’s performance against those factors has influenced the Company’s progress toward achieving both short- and long-term financial goals.

This philosophy has guided compensation decisions for many years, but those annual bonuses awarded in recent years reflect what the Board believes is the ultimate wisdom of this approach.  In 2009, 2010 and 2011, despite the recession gripping the nation in general and California’s Central Valley in particular, the Company’s ROA and ROE metrics remained very strong, and overall financial performance exceeded by a large margin most of the rest of the California banks, many of which reported a net loss in 2009 and modest earnings in 2010 and 2011.  Accordingly, the Board believed the factor “Company’s profit performance exceeds other peer banking institutions in California” deserved to be heavily considered in the awarding of 2009, 2010 and 2011 bonuses to named executive officers.

Since the Company has consistently been one of the highest performing bank holding companies in California over the past 10 years, a reflection of what the Board considers well balanced compensation practices that caused Senior Management to carefully consider the risks it assumed in the context of long term financial performance, the Board believes that its approach to “pay-for-performance” has achieved, and will continue to achieve, the desired results.

Each Named Executive Officer’s salary and annual bonus amounts for the last three years are disclosed in the “Summary Compensation Table”.  All base salaries and annual bonuses are paid in cash and fully expensed in the current year.

Non-Qualified Deferred Compensation Plan

Each Named Executive Officer is eligible to participate in the Company’s non-qualified Deferred Compensation Plan.  Under the Plan, participants may voluntarily elect to defer a maximum amount of one hundred percent (100%) of their base salary and annual bonus.  All contributions are made by the participant, the Company makes no contributions to this plan.  Benefits become payable after either: (1) a participant’s in service distribution election period is reached; (2) the participant’s employment at the Company terminates; or (3) there has been a “Change in Control” as defined in the Plan.  The Plan also allows for hardship distributions upon the occurrence of an “unforeseen financial emergency” as defined in Treasury Regulations Section 1.457-2(h) (4).  Once a participant makes a contribution to the Plan, they become an unsecured creditor of the Company until distributions occur.  Voluntary deferrals under the Deferred Compensation Plan are disclosed in the participant’s Executive Voluntary Deferrals of Salary and Bonus in Last Fiscal Year in the “Non-Qualified Deferred Compensation Table”.

Upon a Change in Control, each participant receives only those balances in their account including any net earnings or losses thereon.  Payments are made in accordance with prior participant elections made in compliance with IRC Section 409A.

Qualified and Non-Qualified Retirement Programs

In developing the various parts of a long-term compensation program, the Board has determined that at the present time it will not seek stockholder approval to offer stock options as part of the compensation package. This decision has been made because the Board believes that it is important that all compensation should be: (1) fully transparent; (2) expensed in the year incurred; and (3) not have the potential for future dilution of stockholder value.  However, recognizing that stock based incentives are a major compensation component of many of the Company’s competitors, the Board has developed what it believes is an effective and competitive retirement program.

The objectives of the Company’s retirement program are to: (1) successfully attract and retain talented individuals; and (2) align long-term compensation directly with stockholder interests by rewarding prudent risk taking and creation of long-term stockholder value through generation of high quality and sustainable financial performance.

The Company’s retirement program has been structured to provide benefits as follows:

1.	Profit Sharing Plan … which provides qualified retirement benefits.

2.	Executive Retirement Plan … which provides supplemental non-qualified retirement benefits and has the following components:

a.	Salary Component … which makes Plan contributions based upon each participant’s salary level;

b.	Performance Component … which makes Plan contributions based upon the Company’s long-term growth in net income and increase in market capitalization; and

c.	Equity Component … (implemented in 2011) which makes discretionary cash contributions based upon Board approval, and contributions are invested primarily in the stock of the Company.

3.	Bank-Owned Life Insurance Program … which provides for a division of life insurance death proceeds between the Company and each participant’s designated beneficiary.

All of the Company’s qualified and non-qualified retirement plans are structured as defined contribution plans to avoid the uncertain future financial liabilities that can exist under defined benefit plans.  The entire cost of these plans is expensed annually.

Qualified Profit Sharing Plan

Substantially all full-time employees of the Company, including each Named Executive Officer, participate in the Company’s qualified Profit Sharing Plan.  Two levels of contributions are made to the Profit Sharing Plan: (1) contributions equal to 5% of eligible salaries (subject to IRS limits) calculated according to criteria set forth in the Plan; and (2) additional discretionary contributions authorized by the Board of Directors.  None of these contributions are dependent upon the employee contributing to the Plan (i.e., the Plan does not require “matching”).  Benefits pursuant to the Profit Sharing Plan vest 0% during the first year of participation, 25% per full year thereafter and after five years such benefits are fully vested.  Benefits under the Profit Sharing Plan are disclosed in the participant’s Company Contributions to Qualified Retirement and 401(k) Plans in the “All Other Compensation Table”.

Upon a Change in Control, each participant receives only those balances in their account, including any net earnings or losses thereon.

Non-Qualified Executive Retirement Plan

This Plan is a non-qualified plan where contributions cannot be withdrawn until the participant retires from the Company, and all contributions are subject to the claims of the Company's creditors in the event of insolvency.  This results in a significant portion of each executive’s compensation remaining at risk during their employment, so as to encourage adopting a long-term perspective and conservative risk management practices. The Executive Retirement Plan is intended to be compliant with the provisions of Section 409A of the Internal Revenue Code.   All balances are held in a Master Trust.  General investment parameters are established by the Company, including allowable investment instruments and approved investment manager(s).  Participants can then work with the investment managers(s) to request investment of their vested balances according to their own risk profile, with no guarantees of principal provided by the Company.

Salary Component … to compensate for the contribution ceilings placed on all qualified retirement plans (which includes the Company’s Profit Sharing Plan) by the Internal Revenue Service, the Board developed the Salary Component to provide levels of total retirement compensation that are competitive in the banking industry.  Each Named Executive Officer is a participant.

An account is established for each participant that is credited annually with a defined contribution determined based upon the individual’s compensation at the time they became a participant and the number of years of service remaining to age 65.  The balance in each participant’s account is 0% vested during the first five years of employment and becomes fully vested after five years of employment.  Benefits are disclosed in the participant’s Company Contributions to Non-Qualified Retirement Plans in the “All Other Compensation Table” as well as Registrant Contributions in Last Fiscal Year in the “Non-Qualified Deferred Compensation Table”.

Benefits under the Salary Component of the Executive Retirement Plan become payable to participants after either: (1) the participant has become vested and his or her employment at the Company terminates (including retirement); or (2) there has been a “Change in Control” as defined in the Plan.

Upon a Change in Control, each participant receives: (1) those amounts already contributed for past years of service including any net earnings or losses thereon; and (2) the present value (using a discount factor equal to the treasury rate for the remaining years to participant’s age 65) of forecasted contributions over the remaining years to participant’s age 65, which as of December 31, 2011 would be as follows: Mr. Steinwert $1.93 million; Mr. Haley $1.20 million; Mr. Erichson $163,500; Ms. Hodkin $2.33 million; Mr. Smith $1.42 million.  Payments are made in accordance with prior participant elections made in compliance with IRC Section 409A.

Performance Component … to compensate for the lack of a stock option program, the Board developed the Performance Component to reward participants based upon the Company’s long-term growth in net income and market capitalization.  Each Named Executive Officer is a participant and is entitled to receive benefits based on the Company’s long-term cumulative profitability and the resulting impact on the increase in market capitalization in excess of the increase in book value.  Participants do not receive compensation for increases in market capitalization above a P/E ratio of 20 times EPS.

Contributions are calculated using a bonus factor or “carry” determined by the Personnel Committee for each participant (currently 1.65% for the President and C.E.O. and 0.32% for each Executive Vice President).  The total “carry” for all current program participants is 4.00%, a level that the Personnel Committee believes is conservative when compared to a typical range of 5-10% of outstanding shares authorized in employee stock options by other similar banking institutions in California.

Benefits pursuant to the Performance Component vest 50% during the first year of participation, and 50% during the second year of participation.  Benefits are disclosed in the participant’s Company Contributions to Non-Qualified Retirement Plans in the “All Other Compensation Table” as well as Registrant Contributions in Last Fiscal Year in the “Non-Qualified Deferred Compensation Table”.

Benefits under the Performance Component of the Executive Retirement Plan become payable to participants after either: (1) the participant has become vested and his or her employment at the Company terminates (including retirement); or (2) there has been a “Change in Control” as defined in the Plan.

Upon a Change in Control, each participant receives: (1) those amounts already contributed for past years of service including net earnings or losses thereon; and (2) an amount equal to the difference (if any) between the purchase price and twenty times EPS which as of December 31, 2011 would be zero for all Named Executive Officers.  Payments are made in accordance with prior participant elections made in compliance with IRC Section 409A.

Equity Component … to encourage key executives to adopt a long-term perspective and conservative risk management practices consistent with stockholder objectives, the Board developed the Equity Component. This plan component is not a “stock option or other stock-based compensation program”, rather it is a deferred compensation program where cash contributions made by the Company are invested primarily in the Company’s common stock by the independent trustee of the Master Trust through purchases on the open market.  No new shares are issued under this plan component, and no shareholder dilution occurs.  Participants have no voting rights in the shares until post-retirement distributions are made.

Participants in this plan component will include Executive and Senior Officers, as well as members of the Board of Directors.  Plan contributions are discretionary, subject to Board of Directors approval.   Plan balances are held in a Master Trust with the trustee responsible for investing these balances in a mix of Company stock and liquid assets.

Benefits under the Equity Component vest 50% during the first year of participation and 50% during the second year of participation.  Benefits are disclosed in the participant’s Company Contributions to Non-Qualified Retirement Plans in the “All Other Compensation Table” as well as Registrant Contributions in Last Fiscal Year in the “Non-Qualified Deferred Compensation Table”.

Benefits under the Equity Component of the Executive Retirement Plan become payable to participants after either: (1) the participant has become vested and his or her employment at the Company terminates (including retirement); or (2) there has been a “Change of Control” as defined in the Plan.
 Benefit payments, net of required payroll tax withholding, will be made in shares of the Company stock.

Upon a Change in Control, each participant receives only those balances in their account, including any net earnings or losses thereon.

Cash contributions under this plan component are included in the “All Other Compensation Table” as well as Registrant Contributions in Last Fiscal Year in the “Non-Qualified Deferred Compensation Table”.

Retention Component … to encourage key executives to remain in the long-term employ of the Company the Board developed the Retention Component.  Each Named Executive Officer who was employed by the Company on January 1, 2005 is a participant in the Retention Component.

In November of 2010 the Board of Directors of the Company determined that it would permanently freeze the Retention Component as of December 31, 2010.  The Retention Component was implemented during a period of time when the economy was growing and competition for key industry executives was significant.  Given the recent economic environment and the overall softening of executive compensation, the Board determined that it was prudent to terminate any future contributions to this plan component.

Benefits under the Retention Component are disclosed in the participant’s Company Contributions to Non-Qualified Retirement Plans in the “All Other Compensation Table” as well as Registrant Contributions in Last Fiscal Year in the “Non-Qualified Deferred Compensation Table”.

Benefits under the Retention Component of the Executive Retirement Plan become payable to participants after either: (1) the participant has become vested and his or her employment at the Company terminates (including retirement); or (2) there has been a “Change in Control” as defined in the Plan.

Bank-Owned Life Insurance Program

The Company has a Bank-Owned Life Insurance (“BOLI”) program under which it has purchased single premium life insurance policies on the lives of the Named Executive Officers as well as certain other senior officers of the Company.  The Company is both the owner of, and beneficiary under, the policies.  These policies provide: (1) financial protection to the Company in the event of the death of an officer and; (2) significant income to the Company to offset the expense associated with the Company’s employee benefits since the interest earned on the cash surrender value of the policies is tax free as long as the policies are used to finance employee benefits.

As compensation to each participant for agreeing to allow the Company to purchase an insurance policy on his or her life, split dollar agreements have been entered into with each participant.  These agreements provide for a division of the life insurance death proceeds between the Company and each participant’s designated beneficiary or beneficiaries.  Participants have an interest only in the death benefits of the policies, not in any cash surrender value that exists prior to death.  Participants fully vest in their split dollar agreements after eight years of service or upon a Change in Control.  If the participant leaves the employ of the Company after vesting occurs (other than as part of a Change in Control) they cannot become employed by another financial institution and retain their vesting.  The dollar value of premiums relating to that portion of the death proceeds that would be payable to the participant’s beneficiary or beneficiaries in the event of his or her death, as well as the tax gross-up payments related thereto, are disclosed in the participant’s Tax Reimbursements in the “All Other Compensation Table”.

Post-Termination Compensation

The Company’s approach to post-termination compensation depends upon the circumstances surrounding the Named Executive Officer’s termination and has been designed by the Board to be competitive with industry-wide practices in order to attract and retain key executives.

1.
If the Named Executive Officer takes retirement, or their employment is terminated due to death or disability, no supplemental payments are made.  They are entitled to all vested balances in qualified and non-qualified plans (see “Deferred Compensation Table”), and in the case of death, their designated beneficiaries would be entitled to their split dollar life insurance death benefits.

2.
If the Named Executive Officer is terminated for cause, all benefits in the Company’s non-qualified Executive Retirement Plan, whether vested or not, are forfeited in their entirety.  No other payments are made, but the Named Executive Officer is entitled to all vested balances in the non-qualified Deferred Compensation Plan and all qualified plans.

3.
If the Named Executive Officer is terminated without cause, the terms of each individual’s employment contract call for the Company to provide lump sum payments of up to two years’ salary and bonus (see “Summary Compensation Table”).  In addition they are entitled to all vested balances in qualified and non-qualified plans (see “Deferred Compensation Table”).

4.
In the case of a Change in Control (as defined by the Treasury Department pursuant to the requirements of IRC Section 409A), the Company has “single trigger” clauses in each Named Executive Officer’s employment contract.  This means that termination payments are made regardless of whether the Named Executive Officer remains in the employ of the buyer.  In addition to all vested balances in qualified and non-qualified plans (see “Deferred Compensation Table”), each Named Executive Officer receives: (1) lump sum payment of two years’ salary and bonus (see “Summary Compensation Table”); (2) acceleration of benefits under non-qualified plans as more fully described under “Non-Qualified Executive Retirement Plan”; (3) lump sum payment of three years’ Cobra medical premiums (which range between $37,000 and $85,000 per Named Executive Officer);  and (4) lump sum tax gross-up payments to cover excise taxes under IRC Section 280G which as of December 31, 2011 would be as follows: Mr. Steinwert $1.76 million; Mr. Haley $807,000; Mr. Erichson $279,000; Ms. Hodkin $1.29 million; Mr. Smith $902,000.  None of these payments are subject to any material contractual conditions such as non-compete, non-solicitation or other types of agreements.

Employment Contracts

The Company has an employment agreement with Kent A. Steinwert, the Company’s President and Chief Executive Officer.  The agreement expires on March 31, 2015.  The agreement provides for an annual base salary (see “Summary Compensation Table”), salary increases at the discretion of the Board of Directors based upon performance, use of a Company-owned automobile or automobile allowance and certain insurance benefits.  Under certain circumstances, in the event of termination of his employment, Mr. Steinwert may be entitled to receive severance compensation (see “Post Termination Compensation”).

The Company has an employment agreement with Richard S. Erichson, the Company’s Executive Vice President and Enterprise Risk Manager.  The agreement, which expires on March 31, 2014, is automatically renewable for additional two-year terms unless notice is provided.  The agreement provides for an annual base salary (see “Summary Compensation Table”), salary increases at the times that the salaries of the other Executive Officers of the Company are adjusted, use of a Company-owned automobile or automobile allowance and certain insurance benefits.  Under certain circumstances, in the event of termination of his employment, Mr. Erichson may be entitled to receive severance compensation (see “Post Termination Compensation”).

The Company has an employment agreement with Deborah E. Hodkin, the Company’s Executive Vice President and Chief Administrative Officer.  The agreement, which expires on March 31, 2014, is automatically renewable for additional two-year terms unless notice is provided.  The agreement provides for an annual base salary (see “Summary Compensation Table”), salary increases at the times that the salaries of the other Executive Officers of the Company are adjusted, use of a Company-owned automobile or automobile allowance and certain insurance benefits.  Under certain circumstances, in the event of termination of her employment, Ms. Hodkin may be entitled to receive severance compensation (see “Post Termination Compensation”).

The Company has an employment agreement with Kenneth W. Smith, the Company’s Executive Vice President and Senior Credit Officer.  The agreement, which expires on March 31, 2014, is automatically renewable for additional two-year terms unless notice is provided.  The agreement provides for an annual base salary (see “Summary Compensation Table”), salary increases at the times that the salaries of the other Executive Officers of the Company are adjusted, use of a Company-owned automobile or automobile allowance and certain insurance benefits.  Under certain circumstances, in the event of termination of his employment, Mr. Smith may be entitled to receive severance compensation (see “Post Termination Compensation”).

The Company has an employment agreement with Stephen W. Haley, the Company’s Executive Vice President and Chief Financial Officer.  The agreement, which expires on March 31, 2014, is automatically renewable for additional two-year terms unless notice is provided. The agreement provides for an annual base salary (see “Summary Compensation Table”), salary increases at the times that the salaries of the other Executive Officers of the Company are adjusted, use of a Company-owned automobile or automobile allowance and certain insurance benefits.  Under certain circumstances, in the event of termination of his employment, Mr. Haley may be entitled to receive severance compensation (see “Post Termination Compensation”).

Report of the Personnel Committee of the Board of Directors on Executive Compensation

The Personnel Committee has reviewed the Compensation Discussion & Analysis included herein with management and based upon those reviews and discussions has recommended to the Board of Directors that the Compensation Discussion & Analysis be included in the Company’s annual report on Form 10-K and this proxy statement.

Respectfully Submitted,

/s/ Stewart C. Adams, Jr.

Stewart C. Adams, Jr., Chairman
Kevin Sanguinetti
Edward Corum, Jr.

Compensation Committee Interlocks and Insider Participation

Messrs. Sanguinetti, Corum and Adams served in 2011 as members of the Personnel Committee.   No member is or has been an officer or employee of the Company.  During 2011, certain members of the Personnel Committee had loans or other extensions of credit outstanding from the Bank.  These loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with borrowers not related to the Company or Bank.  These loans are exempt from the loan prohibitions of the Sarbanes-Oxley Act of 2002 and did not involve more than the normal risk of collection or have other unfavorable features.

Executive Officer Compensation

The tables on the following pages provide details regarding the various forms of remuneration paid by the Company for the services performed in all capacities by each Named Executive Officer.

Since the Company does not offer: (1) stock options or other stock-based compensation; or (2) defined benefit plans, the following generally required tables are not included herein: Grants of Plan-Based Awards, Outstanding Equity Awards at Fiscal Year-End, Option Exercises and Stock Vesting and Pension Benefits.

2011 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	(1) Salary ($)	(1) Bonus ($)	(2) Stock Awards ($)	(2) Option Awards ($)	(3) Non-Equity Incentive Plan Compensation ($)	(3) Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	(4) All Other Compensation ($)	Total ($)
Kent A. Steinwert	2011	$708,381	$700,000	$-	$-	$-	$-	$890,720	$2,299,101
Chairman, President,	2010	$708,381	$900,000	$-	$-	$-	$-	$667,368	$2,275,749
Chief Executive Officer of the Company & Bank	2009	$696,266	$900,000	$-	$-	$-	$-	$626,361	$2,222,627

Stephen W. Haley	2011	$255,057	$200,000	$-	$-	$-	$-	$309,075	$764,132
Executive Vice President,	2010	$241,558	$190,000	$-	$-	$-	$-	$260,200	$691,758
Chief Financial Officer, Secretary of the Company & Bank	2009	$237,519	$180,000	$-	$-	$-	$-	$244,483	$662,002

Richard S. Erichson	2011	$245,183	$155,000	$-	$-	$-	$-	$234,406	$634,589
Executive Vice President,	2010	$247,586	$155,000	$-	$-	$-	$-	$259,026	$661,612
Enterprise Risk Manager of the Company & Bank	2009	$244,930	$155,000	$-	$-	$-	$-	$242,975	$642,905

Deborah E. Hodkin	2011	$251,048	$175,000	$-	$-	$-	$-	$250,388	$676,436
Executive Vice President,	2010	$240,555	$175,000	$-	$-	$-	$-	$201,324	$616,879
Chief Administrative Officer of the Bank	2009	$237,860	$135,000	$-	$-	$-	$-	$187,872	$560,732

Kenneth W. Smith	2011	$243,172	$160,000	$-	$-	$-	$-	$231,327	$634,499
Executive Vice President,	2010	$230,927	$160,000	$-	$-	$-	$-	$184,731	$575,658
Senior Credit Officer of the Company & Bank	2009	$227,514	$155,000	$-	$-	$-	$-	$172,347	$554,861

(1)  Includes base salary, unused vacation pay, car allowance and annual bonus. See Annual Compensation Program on page 16 and Employment Contracts on page 22. Amounts earned in 2011 but deferred include $175,000 for Mr. Steinwert. See Non-Qualified Deferred Compensation Table for additional details.

(2)  The Company has no stock based award programs.

(3)  The Company has no Defined Benefit Pension Program. All earnings on Non-Qualified Deferred Compensation Plan balances are assumed to be at market rates (see Footnote 4 in the Non-Qualified Deferred Compensation Table).

(4)  See All Other Compensation Table for additional details.

2011 NON-QUALIFIED DEFERRED COMPENSATION TABLE
(Includes both vested and unvested balances - see Footnote 1)

					Aggregate Plan Balances at Last Fiscal Year-End
Name	(2) Executive Voluntary Deferrals of Salary and Bonus in Last Fiscal Year ($)	(3) Registrant Contributions in Last Fiscal Year ($)	(4) Aggregate Investment Earnings (Losses) in Last Fiscal Year ($)	(6) Aggregate Withdrawals / Distributions ($)	(2) (5) Executive Voluntary Deferrals of Salary and Bonus ($)	(3) (5) Registrant Contributions ($)	Total of Executive Voluntary Deferrals and Registrant Contributions ($)
Kent A. Steinwert	$175,000	$844,500	$(124,420)	$(5,536,929)	$2,519,702	$3,590,378	$6,110,080

Stephen W. Haley	$-	$257,409	$17,249	$-	$-	$1,824,392	$1,824,392

Richard S. Erichson	$-	$193,882	$(2,547)	$-	$-	$1,849,603	$1,849,603

Deborah E. Hodkin	$-	$214,517	$9,693	$-	$-	$1,438,279	$1,438,279

Kenneth W. Smith	$-	$195,371	$471	$-	$-	$1,289,341	$1,289,341

(1)  The Company expenses all deferred compensation in the year earned, even if it is not yet vested. As of December 31, 2011 unvested balances totaled $555,957. See Post Termination Compensation on page 21 for details regarding unvested balances upon the occurrence of certain triggering events.

(2)  Includes voluntary deferrals of earned salary or annual bonus under the Non-Qualified Deferred Compensation Plan. See plan description on page 17, which details the types of compensation deferred, measures of calculating plan earnings and terms of payouts, withdrawals and other distributions. Current year contributions are included in the Summary Compensation Table (see footnote 1).

(3)  Includes Company contributions under the Non-Qualified Executive Retirement Plan. See plan description on page 19, which details the types of compensation deferred, measures of calculating plan earnings and terms of payouts, withdrawals and other distributions. Current year contributions are included in the All Other Compensation Table.

(4)  All balances are held in a Master Trust which is subject to the claims of the Company's creditors in the event of insolvency. General investment parameters are established by the Company, including allowable investment instruments and approved investment manager(s). Participants can then work with the investment managers(s) to request investment of their vested balances according to their own risk profile, with no guarantees of principal provided by the Company.

(5)  Represents the cumulative amount of the current and all previous years' contributions and earnings or losses.

(6)  Represents a distribution subject to a Domestic Relations Order.

2011 ALL OTHER COMPENSATION TABLE

Name	Year	(1) Personal Use of Company Car ($)	(2) Tax Reimbursements ($)	Insurance Premiums ($)	Club Dues ($)	(3) Company Contributions to Non-Qualified Retirement Plans ($)	(4) Company Contributions to Retirement & 401(k) Plans ($)	Total ($)
Kent A. Steinwert	2011	$1,411	$9,208	$1,548	$6,606	$844,500	$27,447	$890,720
	2010	$3,937	$8,320	$1,574	$3,846	$620,875	$28,816	$667,368
	2009	$3,267	$7,483	$1,576	$3,609	$584,684	$25,742	$626,361

Stephen W. Haley	2011	$8,947	$13,982	$1,290	$-	$257,409	$27,447	$309,075
	2010	$8,862	$12,207	$1,290	$-	$209,025	$28,816	$260,200
	2009	$8,208	$10,546	$1,303	$-	$198,684	$25,742	$244,483

Richard S. Erichson	2011	$-	$5,262	$2,402	$5,413	$193,882	$27,447	$234,406
	2010	$-	$4,876	$2,401	$5,027	$217,906	$28,816	$259,026
	2009	$-	$4,420	$2,401	$4,857	$205,555	$25,742	$242,975

Deborah E. Hodkin	2011	$4,743	$3,141	$540	$-	$214,517	$27,447	$250,388
	2010	$2,879	$2,830	$540	$-	$166,259	$28,816	$201,324
	2009	$2,893	$2,532	$540	$-	$156,165	$25,742	$187,872

Kenneth W. Smith	2011	$4,548	$3,113	$848	$-	$195,371	$27,447	$231,327
	2010	$3,620	$2,738	$848	$-	$148,709	$28,816	$184,731
	2009	$3,280	$2,410	$848	$-	$140,067	$25,742	$172,347

(1)  Certain executives receive a car allowance as opposed to the use of a company car. Car allowance amounts are included in Salary in the Summary Compensation Table.

(2)  Represent tax gross-up payments to reimburse executive for split-dollar life insurance premiums under the Company’s BOLI program.

(3)  Includes Non-Qualified Executive Retirement Plan contributions for the current year. Investment earnings or losses generated from investing prior year balances are reflected in the Non-Qualified Deferred Compensation Table.

(4)  Includes contributions to the Company’s Profit Sharing Plan. See plan description on page 18.

VI –           AUDIT RELATED MATTERS

Report of the Audit Committee of the Board of Directors

The Audit Committee oversees relevant accounting, risk assessment, risk management and regulatory matters.  It meets with the Bank’s and the Company’s internal auditors and the independent auditors to review the scope of their work as well as to review quarterly and annual financial statements and regulatory and public disclosures with the officers in charge of financial reporting, control and disclosure functions.  After reviewing the independent auditor’s qualifications, partner rotation and independence, the Audit Committee also makes an annual decision regarding selection of the independent auditors. In addition, the Audit Committee reviews reports of examination conducted by regulatory agencies and follows up with management concerning recommendations and required corrective action.

The Audit Committee reports regularly to the Boards of Directors of the Bank and the Company and has the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants as it deems appropriate and necessary to perform its duties.

In performing its functions, the Audit Committee acts in an oversight capacity and necessarily relies on the work and assurances of management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to generally accepted accounting principles.

In connection with the December 31, 2011 financial statements of the Company, the Audit Committee:  (1) reviewed and discussed the audited financial statements with management and the independent auditors; (2) discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61; and (3) received and discussed with the independent auditors the matters required by PCAOB requirements.  The Audit Committee has also considered whether the independent auditors’ provision of non-audit services to the Company is compatible with maintaining the auditors’ independence.  Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2011.

The Board of Directors has approved a written charter of the Audit Committee which was included as Exhibit A to the 2010 proxy statement.

Respectfully Submitted,

/s/ Kevin Sanguinetti

Kevin Sanguinetti, Chairman
Edward Corum, Jr.
Stewart C. Adams, Jr.

Audit Fees

The aggregate fees billed by Crowe Horwath LLP (which acquired the firm of Perry-Smith LLP in 2011) for performance of the audit and review of the Company’s quarterly and annual financial statements for fiscal year 2010 were $216,075 and fiscal year 2011 were $233,958.

Audit-Related Fees

The aggregate fees billed by Crowe Horwath LLP  for services that were reasonably related to the performance of the audit and review of the Company’s quarterly and annual financial statements for fiscal year 2010 were $16,690 and fiscal year 2011 were $16,902.

Tax Fees

The aggregate fees billed by Crowe Horwath LLP for professional services for tax compliance, tax advice and tax planning for fiscal year 2010 were $32,900 and fiscal year 2011 were $27,950.

All Other Fees

There were no other fees billed by Crowe Horwath  LLP in 2010 or 2011.

Pre-approval of Services by the Company’s External Auditor

The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services by the Company’s external auditor.  The Audit Committee will consider annually and, if appropriate, approve the provision of audit services by its independent auditor and consider, and if appropriate, pre-approve the provision of certain defined audit and non-audit services.  The Audit Committee will also consider on a case-by-case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved.

Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee or one or more of its members.  The member or members to whom such authority is delegated shall report any specific approval of services at its next regular meeting.  The Audit Committee will regularly review summary reports detailing all services being provided by its external auditor.

VII – OTHER INFORMATION

Annual Report

Together with this proxy statement, Farmers & Merchants Bancorp has distributed to each of its stockholders an Annual Report for the year ended December 31, 2011.  The annual report contains the consolidated financial statements of the Company and the unqualified report thereon of Crowe Horwath LLP, the Company’s independent public accountants for 2010 and 2011.

Upon written request by any person entitled to vote at the meeting, addressed to Stephen W. Haley, Secretary of the Company, at 111 West Pine Street, Lodi, CA 95240, we will provide, without charge, a copy of the Company’s 2011 Annual Report, including the financial statements and the schedules thereto filed with the Securities and Exchange Commission.  You can also obtain a copy of the Company’s Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission through the F&M Bank website.  The website address is http://www.fmbonline.com.  The link to the Securities and Exchange Commission is on the About Us page.

Stockholder Nominations, Notices and Proposals

Article III, Section 3.4 of the By-Laws of the Company provides a procedure for nomination for election of members of the Board of Directors of the Company.  Nominations for election to the Board of Directors may be made by the Board of Directors or by any holder of any outstanding class of capital stock of the Company entitled to vote for the election of Directors.  Nominations, other than those made by the Board of Directors, shall be made by notification in writing delivered or mailed to the Chairman of the Nominating Committee at 111 West Pine Street, Lodi, CA 95240,  not less than thirty (30) days or more than sixty (60) days prior to any meeting of stockholders called for election of Directors, provided, however, that if less than twenty-one (21) days notice of the meeting is given to stockholders, such nomination shall be mailed or delivered to the President of the Company not later than the close of business on the seventh (7th) day following the day on which the notice of meeting was mailed.  If the Company’s 2013 Annual Meeting of Stockholders is held on the third Monday of May (as it will be in 2012), any stockholder nomination, to be timely, must be received by the Company not later than April 20, 2013 and not earlier than March 21, 2013.  Notification must contain certain information as to each proposed nominee and as to each person acting alone or in conjunction with one or more persons, in making such nomination or in organizing, directing or financing such nomination.  The Chairman of the meeting may, in his or her discretion, determine and declare to the meeting that a nomination not made in accordance with the foregoing procedure shall be disregarded.  A copy of the By-Laws of the Company can be obtained by written request to the Secretary of the Company, Stephen W. Haley, 111 West Pine Street, Lodi, CA 95240.  A copy of the Nominating Committee’s charter, which outlines the Committee’s nominating process, including the standards and qualifications to be considered for Board membership, was included as Exhibit C to the 2010 proxy statement.

Pursuant to Article II, Section 2.6 of the Company’s By-Laws, in order for other business to be properly brought before a meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company and must have been a stockholder of record at the time such notice is given.  To be timely, a stockholder’s notice shall be delivered to or mailed (by United States registered mail, return receipt requested) and received at the principal executive offices of the Company not less than seventy (70) days nor more than ninety (90) days prior to the first anniversary date of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than twenty (20) days, or delayed by more than seventy (70) days, from such anniversary date, notice by a stockholder to be timely must be so delivered or mailed (by U.S. registered mail, return receipt requested) and received not earlier than the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the seventieth (70th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made.  Notice of any stockholder proposal by a stockholder to properly bring business before the 2013 annual meeting, to be timely, must be received by the Company no later than March 12, 2013, and no earlier than February 20, 2013.  Such stockholder’s notice to the Secretary must contain certain additional information, which is more particularly described in Article II, Section 2.6 of the Company’s By-Laws.  No business shall be conducted at an annual meeting of stockholders unless proposed in accordance with the foregoing procedures.  The Chairman of the meeting shall, if the factors warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the foregoing procedure and such business shall not be transacted.

Under the Rules of the Securities and Exchange Commission, if a stockholder intends to include a proposal in the Company’s proxy statement and form of proxy for presentation at the Company’s 2012 Annual Meeting of Stockholders, the proposal must be received by the Company at its principal executive offices by December 12, 2012.  In addition to these advance notice requirements, there are other requirements that a stockholder must meet in order to have a proposal included in the Company’s proxy statement under the rules of the Securities and Exchange Commission.

Other Matters

The Management and Directors of the Company are not aware of any other matters to be presented for consideration at the meeting to be held on May 21, 2012 or any adjournments or postponements thereof.  If any other matters should properly come before the meeting, it is intended that the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their best business judgment, pursuant to the discretionary authority granted therein.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Stephen W. Haley
Stephen W. Haley
Secretary